UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 29, 2017

Atossa Genetics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35610	26-4753208
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

107 Spring Street Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 325-6086

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On June 29, 2017, Atossa Genetics Inc. (the “Company”) offered to modify the rights (the “Temporary Modification”) of the holders of the Warrants issued in the public offering the Company completed on April 3, 2017 (the “Warrants”). In accordance with Sections 2 and 3 of the Warrants, the Temporary Modification included: (a) lowering the exercise price of the Warrants to $0.26 per share, (b) setting the applicable “VWAP” (as defined in the Warrant) price at $0.52 per share, and (c) allowing for temporary cashless exercise of the Warrants for all holders that accepted the Temporary Modification before 8:00 a.m. Eastern daylight time on June 30, 2017. Holders of Warrants to purchase a total of approximately 3.0 million shares of Common Stock accepted the offer resulting in the cancellation of those warrants and the issuance by the Company of a total of approximately1.5 million shares of Common Stock (including shares held in abeyance in accordance with the following). The shares of Common Stock are expected to be delivered on or about June 30, 2017 and are registered under the Securities Act of 1933, as amended. If delivery of the shares of Common Stock pursuant to the foregoing would result in the holder exceeding the 4.99% “Beneficial Ownership Limitation” (as defined in the Warrant) then the shares in excess of such 4.99% will be held in abeyance by the Company pending further instruction from the holder. In connection with the Temporary Modification, the Company agreed to extend the "Lock-up Period" contained in section 3.16.1 of the underwriting agreement between the Company and Aegis Capital Corp., dated March 28, 2017, by 45 days and the Company agreed not to enter into any further amendments to the Warrants during such extended Lock-up Period without the prior written consent of each holder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1 Form of Reset Offer Letter from Atossa Genetics Inc. to holders of Warrants

99.1 Press Release of the Company dated June 30, 2017

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2017	Atossa Genetics Inc.

	By:	/s/ Kyle Guse
Kyle Guse
Chief Financial Officer, General Counsel and Secretary